Exhibit 99.1

Press Release

Pike Expands Power Engineering Capabilities; Purchases UC Synergetic

MOUNT AIRY, N.C. – June 27, 2012 – Pike Electric Corporation (NYSE: PIKE), one of the nation’s leading energy solutions providers, today announced that it has agreed to purchase Synergetic Design Holdings, Inc. and its wholly owned subsidiary UC Synergetic, Inc., in an all cash transaction valued at approximately $70 million.

UC Synergetic, Inc. primarily provides engineering and design services for electric utilities. Their focus is on distribution powerline projects including storm assessment and inspection services. In addition, UC Synergetic provides engineering and design services for transmission and substation infrastructure as well as for the communications industry.

“UC Synergetic’s engineering capabilities complement our existing portfolio of companies, adding scale and extending our footprint in the Northeast and Midwest. This acquisition significantly increases our ability to provide outsourced engineering and other technical services to our customers and is consistent with our long-term growth strategy,” said J. Eric Pike, Chairman and CEO of Pike.

Headquartered in Charlotte, UC Synergetic generated approximately $72 million of revenue during the last twelve months. The team at UC Synergetic will operate independently from Pike’s existing engineering team during the integration process, which is expected to begin immediately following the close of this transaction in early July 2012. The transaction is subject to customary closing conditions and the acquisition is expected to be slightly accretive to earnings in the fiscal year ending June 30, 2013.

“We are very excited to have the talented UC Synergetic team join our growing family of companies as we continue to expand our engineering and construction platform,” continued Mr. Pike.

UC Synergetic has major offices in Atlanta, Boston, Columbus, Dallas, Denver, Raleigh and Tampa. For more information, visit www.ucsynergetic.com.

About Pike Electric Corporation

Pike Electric Corporation is a leading provider of energy solutions to over 200 investor-owned, municipal and cooperative utilities in the United States. Our comprehensive services include facilities planning and siting, permitting, engineering, design, installation, maintenance and repair of power delivery systems, including renewable energy projects. Our common stock is traded on the New York Stock Exchange under the symbol PIKE. For more information, visit us online at www.pike.com.

Pike Expands Power Engineering Capabilities; Purchases UC Synergetic

Forward-Looking Statements

This press release and other statements we make from time to time in the future may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may relate to our plans, objectives and future estimates. The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and other factors, please refer to the Risk Factor section of our Annual Reports on Form 10-K and in its other periodic filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Investor Relations Contact:

(336) 719-4622

IR@pike.com

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